UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2004

Daktronics, Inc.

(Exact name of registrant as specified in its charter)

South Dakota	0-23246	46-0306862
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

331 32ndAvenue
                               Brookings, SD                     57006
                      (Address of principal executive office)           (zip code)

(605) 697-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Item 1.01  Entry into a Material Definitive Agreement

        On November 23, 2004, the Compensation Committee of the Board of Directors of Daktronics, Inc. (the “Company”) recommended and the Board of Directors approved a change in the compensation plans for James B. Morgan, the Chief Executive Officer of the Company, and William R. Retterath, the Chief Financial Officer of the Company.

        Previously, both officers were subject to a formula-based performance bonus plan consisting of one month’s salary if after-tax earnings exceed 13% of shareholders’ equity at the beginning of the 2005 fiscal year, and increasing linearly with performance to a maximum bonus of three months’ salary if after-tax earnings exceed 19% of beginning shareholders’ equity.

        Mr. Morgan’s formula-based bonus plan was changed to one month’s salary if after-tax earnings exceed 13% of shareholders’ equity at the beginning of the 2005 fiscal year, and increases linearly with performance to a maximum bonus of four months’ salary (rather than the previous three months’ salary) if after-tax earnings exceed 19% of beginning shareholders’ equity.

        Mr. Retterath’s formula-based bonus plan was changed to one month’s salary if after-tax earnings exceed 13% of shareholders’ equity at the beginning of the 2005 fiscal year, and increases linearly with performance to a maximum bonus of three and one-half months’ salary (rather than the previous three months’ salary) if after-tax earnings exceed 19% of beginning shareholders’ equity. In addition, Mr. Retterath’s annual base salary was increased to $150,000.

        Also, effective November 23, 2004, Daktronics, Inc. granted to Mr. Morgan and Mr. Retterath stock options to purchase shares of the Company’s common stock under the Company’s 2001 Incentive Stock Option Plan (the “Plan”). Each of these new stock options vests over five years, has a ten-year term, is subject to the terms and conditions of the Plan, and is priced at the fair market value as of the grant date. Copies of the Plan and the form of agreement under which these options were granted are on file with the Securities and Exchange Commission as exhibits to the Company’s reports.

        Mr. Morgan received stock options to purchase 8,000 shares at the exercise strike price of $25.955 per share. Mr. Retterath received options to purchase 7,000 shares at the exercise strike price of $25.955 per share.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DAKTRONICS, INC.

By:	/s/ William R. Retterath
William R. Retterath, Chief Financial Officer

Date: December 2, 2004